Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

5.000% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES U

OF

CITIGROUP INC.

pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

1. The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on September 5, 2019, adopted resolutions (i) authorizing the issuance and sale of up to 60,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 5.000% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series U (the “Series U Preferred Stock”), establishing the number of shares to be included in this Series U Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series U Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the Series of preferred stock shall be “5.000% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series U” (the “Series U Preferred Stock”). Each share of Series U Preferred Stock shall be identical in all respects to every other share of Series U Preferred Stock.

Series U

Section 2. Number of Shares.

The number of authorized shares of Series U Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series U Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series U Preferred Stock.

Section 3. Definitions. As used herein with respect to Series U Preferred Stock:

“Accrued Dividend Compounding Factor” shall have the meaning set forth in Section 4(a) hereof.

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.

“Benchmark” shall have the meaning set forth in Section 4(a) hereof.

“Benchmark Replacement” shall have the meaning set forth in Section 4(a) hereof.

“Benchmark Replacement Adjustment” shall have the meaning set forth in Section 4(a) hereof.

“Benchmark Replacement Conforming Changes” shall have the meaning set forth in Section 4(a) hereof.

“Benchmark Replacement Date” shall have the meaning set forth in Section 4(a) hereof.

“Benchmark Transition Event” shall have the meaning set forth in Section 4(a) hereof.

“Board of Directors” has the meaning set forth in the recitals above.

“business day”, including with respect to the Fixed Rate Period, means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.

“Business Day” with respect to the Floating Rate Period means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed and a U.S. Government Securities Business Day.

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“Calculation Agent” means Citibank, N.A., London branch, and its successors and assigns.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Corresponding Tenor” shall have the meaning set forth in Section 4(a) hereof.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.

“dividend payment date” shall have the meaning set forth in Section 4(a) hereof.

“dividend period” shall have the meaning set forth in Section 4(a) hereof.

“dividend period end date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company.

“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.

“Holder” means the Person in whose name the shares of the Series U Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series U Preferred Stock for the purpose of making payment and for all other purposes.

“ISDA” shall have the meaning set forth in Section 4(a) hereof.

“ISDA Definitions” shall have the meaning set forth in Section 4(a) hereof.

“ISDA Fallback Adjustment” shall have the meaning set forth in Section 4(a) hereof.

“ISDA Fallback Rate” shall have the meaning set forth in Section 4(a) hereof.

“Junior Stock” means the Common Stock and any other class or Series of stock of the Company now existing or hereafter authorized over which Series U Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.

“NY Federal Reserve’s website” shall have the meaning set forth in Section 4(a) hereof.

“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.

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“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.

“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.

“Rate Cut-Off Date” shall have the meaning set forth in Section 4(a) hereof.

“Reference Time” shall have the meaning set forth in Section 4(a) hereof.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series U Preferred Stock, and its successors and assigns.

“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series U Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series U Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series U Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series U Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series U Preferred Stock is outstanding.

“Relevant Governmental Body” shall have the meaning set forth in Section 4(a) hereof.

“Series U Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.

“Series U Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Series U Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“SOFR” shall have the meaning set forth in Section 4(a) hereof.

“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Registrar and paying agent for the Series U Preferred Stock, and its successors and assigns.

“Trust” shall have the meaning set forth in Section 6(d).

“Unadjusted Benchmark Replacement” shall have the meaning set forth in Section 4(a) hereof.

“U.S. Government Securities Business Day” shall have the meaning set forth in Section 4(a) hereof.

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Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series U Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each March 12 and September 12, beginning March 12, 2020, from, and including, the date of issuance to, but excluding, September 12, 2024 (the “Fixed Rate Period”); provided, however, if any such day is not a business day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a business day, without any additional dividend accrual or other payment in respect of such postponement, and (ii) quarterly in arrears on the second Business Day following each dividend period end date, beginning on December 16, 2024, from, and including, September 12, 2024 (the “Floating Rate Period”) (each date for payment of dividends, a “dividend payment date”). A “dividend period end date” means the 12th of each March, June, September and December; provided, however, that if any dividend period end date (other than a redemption date) is not a Business Day, then such date will be postponed to the next succeeding Business Day, unless that day falls in the next calendar month, in which case the dividend period end date will be the immediately preceding Business Day. During the Fixed Rate Period, “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of issuance of the Preferred Stock to, but excluding, the first dividend payment date. During the Floating Rate Period, “dividend period” means the period from, and including, each dividend period end date (except for the initial dividend period in the Floating Rate Period, “dividend period” means the period from, and including, September 12, 2024) to, but excluding, the next succeeding dividend period end date; provided that the dividend period following an election by the Company to redeem the Preferred Stock (as described in Section 6(a)) will be the period from, and including, the immediately preceding dividend period end date to, but excluding, the redemption date; and provided further that SOFR (as defined below) for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date. The Rate Cut-Off Date will be the second U.S. Government Securities Business Day prior to a redemption date. Dividends on each share of Series U Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 5.000%, for each dividend period in the Fixed Rate Period and (ii) SOFR (compounding daily over each dividend period as described below) plus 3.813%, for each dividend period in the Floating Rate Period, provided that in no event will the dividend payable on the Preferred Stock be less than zero. The record date for payment of dividends on the Series U Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such dividend payment date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a business day. The amount of dividends payable during the Fixed Rate Period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed.

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For the purposes of calculating any dividend with respect to any dividend period during the Floating Rate Period:

“Accrued Dividend Compounding Factor” means the result of the following formula:

where

“do”, for any dividend period, is the number of U.S. Government Securities Business Days in the relevant dividend period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant dividend period.

“SOFRi”, for any day “i” in the relevant dividend period, is a reference rate equal to SOFR in respect of that day.

“ni”, for any day “i” in the relevant dividend period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day.

“d” is the number of calendar days in the relevant dividend period.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“SOFR,” with respect to any day, means the rate determined by the Calculation Agent in accordance with the following provisions:

(1)

the Secured Overnight Financing Rate for trades made on such day that appears at approximately 3:00 p.m. (New York City time) on the NY Federal Reserve’s website on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or

(2)

if the rate specified in (1) above does not so appear, unless a Benchmark Transition Event and its related Benchmark Replacement Date have occurred as described in (3) below, the Secured Overnight Financing Rate published on the NY Federal Reserve’s website for the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the NY Federal Reserve’s website; or

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(3)

if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the relevant dividend period end date, the Calculation Agent will use the Benchmark Replacement to determine the rate and for all other purposes relating to the Preferred Stock.

In connection with the SOFR definition above, the following definitions apply:

“Benchmark” means, initially, SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or one of its affiliates) as of the Benchmark Replacement Date:

(1)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by the Company (or one of its affiliates) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or one of its affiliates) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

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(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes that the Company (or one of its affiliates) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or such affiliate) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or such affiliate) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the

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Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“NY Federal Reserve’s website” means the website of the Federal Reserve Bank of New York (the “NY Federal Reserve”), currently at http://www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of the Secured Overnight Financing Rate.

“Rate Cut-Off Date” means the second U.S. Government Securities Business Day prior to a redemption date.

“Reference Time” with respect to any determination of the Benchmark means the time determined by the Company (or one of its affiliates) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

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“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Any determination, decision or election that may be made by the Company (or one of its affiliates) pursuant to the provisions described above, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in this Certificate of Designations, shall become effective without consent from the holders of the Series U Preferred Stock or any other party.

All percentages resulting from any calculation of the dividend rate will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on the Series U Preferred Stock will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series U Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Series U Preferred Stock or any other Series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series U Preferred Stock remains outstanding, unless as to a dividend payment date full dividends on all outstanding shares of the Series U Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the dividend period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding dividend period that commences on such dividend payment date during the Fixed Rate Period or dividend period end date during the Floating Rate Period, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

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(iii) as a result of an exchange or conversion of any class or Series of Junior Stock for any other class or Series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.

Except as provided below, for so long as any share of Series U Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series U Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series U Preferred Stock in the payment of dividends, all dividends declared upon shares of Series U Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share of Series U Preferred Stock and accrued dividends for the then-current dividend period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series U Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series U Liquidation Preference”), plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

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(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series U Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series U Preferred Stock at the time outstanding, on September 12, 2024 and on any dividend period end date on or after December 12, 2024, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series U Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 15 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series U Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series U Preferred Stock. Each notice shall state:

(i) the redemption date;

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(ii) the total number of shares of Series U Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series U Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series U Preferred Stock at the time outstanding, the shares of Series U Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series U Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series U Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

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Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series U Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series U Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been declared and paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly dividend periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series U Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock then outstanding (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series U Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Series U	14

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director’s election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series U Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series U Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series U Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series U Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment on the Series U Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future dividend periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).

Series U	15

(c) Senior Issuances; Adverse Changes. So long as any shares of Series U Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series U Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series U Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series U Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series U Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series U Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series U Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series U Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series U Preferred Stock prior to such merger or consolidation), and (ii) such Series U Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series U Preferred Stock, taken as a whole;

provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series U Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in

Series U	16

the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series U Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series U Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series U Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).

(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series U Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series U Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series U Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

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Section 11. No Sinking Fund.

Shares of Series U Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Registrar and paying agent for the Series U Preferred Stock shall be Computershare Trust Company, N.A. The duly appointed Calculation Agent for the Series U Preferred Stock shall be Citibank, N.A., London branch. The Company may, in its sole discretion, remove the Transfer Agent and/or the Calculation Agent in accordance with the respective agreements between the Company and the Transfer Agent and the Company and the Calculation Agent; provided, however, that the Company shall appoint a successor transfer agent and/or calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series U Preferred Stock Certificates. Series U Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series U Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series U Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series U Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series U Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series U Preferred Stock Certificate, such Series U Preferred Stock Certificate shall be valid nevertheless. A Series U Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series U Preferred Stock Certificate. Each Series U Preferred Stock Certificate shall be dated the date of its countersignature.

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Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series U Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series U Preferred Stock, in a name other than that in which the shares of Series U Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series U Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 388 Greenwich Street, New York, New York 10013 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 150 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series U Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

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IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Treasurer this 11th day of September, 2019.

CITIGROUP INC.

By:	/s/ Michael Verdeschi
	Name:	Michael Verdeschi
	Title:	Treasurer

Series U

Exhibit A

FORM OF

5.000% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES U

Certificate Number	Number of Shares of Series U Preferred Stock

CUSIP NO.:

CITIGROUP INC.

5.000% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series U

(par value $1.00 per share)

(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable shares of the Company’s designated 5.000% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series U, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series U Preferred Stock”). The shares of Series U Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series U Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated September 11, 2019 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series U Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Series U Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this      day of         ,         .

CITIGROUP INC.

By:
Name:
Title:

By:
Name:
Title:

Series U

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series U Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar

By:
Name:
Title:

Series U

REVERSE OF CERTIFICATE

Dividends on each share of Series U Preferred Stock shall be payable at the rate provided in the Certificate of Designations.

The shares of Series U Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series U Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee) and irrevocably appoints:

as agent to transfer the shares of Series U Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Series U